A special shareholders meeting of the Trust was held on September 17, 2014. At the meeting, shareholders elected six nominees to serve as Trustees of the Trust. The shares were voted as indicated below.

VOTE ON
TRUSTEES/DIRECTORS


Shares Voted
% Voted
% of Total Shares Voted


John C. Hindman

For

36,652,480.495
97.574%
94.428%


Withheld

911,353.801
2.426%
2.347%




Margaret M. Cannella

For

36,669,024.939
97.618%
94.470%


Withheld

894,809.357
2.382%
2.305%



Roger A. Formisano

For

36,552,754.774
97.309%
94.171%


Withheld

1,011,079.522
2.691%
2.604%



Edward Gubman

For

36,397,153.400
96.895%
93.770%


Withheld

1,166,680.896
3.105%
3.005%



Suanne K. Luhn

For

36,664,998.255
97.608%
94.460%


Withheld

898,836.041
2.392%
2.315%



George J. Zock

For

36,606,741.377
97.453%
94.310%


Withheld

957,092.919
2.547%
2.465%